Exhibit 10.11

MERRIMACK PHARMACEUTICALS, INC.

SCIENTIFIC ADVISORY BOARD

CONSULTING AND CONFIDENTIALITY AGREEMENT

This Scientific Advisory Board Consulting and Confidentiality Agreement (this “Agreement”) is entered into as of the latest dated signature on the signature page hereto (the “Effective Date”) by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and George D. Demetri, M.D. (the “Consultant”).

WHEREAS, the Company desires to have the Consultant serve on, and the Consultant desires to be a member of, the Scientific Advisory Board of the Company (the “SAB”) and provide consulting services to the Company in such capacity, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1.  Services.

(a)Services; Performance.  The Consultant shall serve under the terms of this Agreement as an advisor to the Company as a member of the SAB, including without limitation the rendering of the services described in Exhibit A (and, for any subsequent periods of service as a member of the SAB, as may be described in additional exhibits to this Agreement (each, an “Exhibit”)), and shall provide such other consulting and advisory services as the Company may reasonably request from time to time (collectively, the “Services”).  Each Exhibit shall describe in reasonable detail the Services to be provided, the fee to be paid for performance of the Services, and the time during which the Services shall be performed.  The Consultant shall perform such Services in a professional manner and consistent with the highest industry standards at the Company’s Cambridge, Massachusetts location and at such other reasonable places and at such reasonable times as the Company may from time to time request.  The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company and that are provided to Consultant with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)Non-Exclusive.  The parties agree that the Consultant shall provide the Company with the Services on a non-exclusive basis, and that, at all times during the term of this Agreement, the Consultant shall be free to provide, and the Company shall be free to obtain, consulting and advisory services to/from any third party, so long as the provision of such services does not conflict with or breach the Consultant’s obligations described in Sections 5 through 8.

(c)Affiliation with Dana-Farber Cancer Institute.  This Agreement is subject to the understanding that Consultant is employed at the Dana-Farber Cancer Institute (“DFCI”) and that Consultant’s provision of Services hereunder is subject to The Dana-Farber Cancer Institute Standard Consulting Agreement Provisions (“Standard Provisions”), which are attached hereto as Exhibit B and incorporated herein by reference.  The parties agree to abide by such Standard Provisions and further agree that if any term in this Agreement is inconsistent with any term in the Standard Provisions, the terms of the Standard Provisions shall govern and prevail. The terms of the Standard Provisions shall survive the expiration or earlier termination of this Agreement.

Section 2.  Compensation and Reimbursement.

(a)Compensation.  As consideration for the performance of Services by the Consultant hereunder, the Company shall compensate the Consultant as described in the applicable Exhibit. The parties agree that such compensation represents the fair market value of the Services, negotiated in an arm’s-length transaction, and has not been determined in a manner which takes into account the volume or value of referrals or business, if any, that may be generated between the Company and Consultant.  Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for Consultant to refer or recommend any product manufactured or distributed by the Company.

(b)Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing and in advance by the Company.  Such expenses include, by way of example, coach-class travel, lodging, transportation and long distance telephone charges. The Company shall also reimburse the Consultant for any unusual expenses incurred at the request, and with the prior approval, of the Company.  The Consultant shall submit to the Company itemized statements of the expenses incurred, including appropriate and reasonable documentation, within thirty (30) days after such expenses are incurred.  The Company shall reimburse the Consultant for such documented expenses within thirty (30) days after receipt of such itemized statement. The Consultant shall keep full, true and accurate books of account and other records containing all particulars that may be necessary to ascertain properly and verify the fees and expenses paid pursuant to this Agreement.  During the term of this Agreement, and for one (1) year thereafter, the Company or its representatives shall have the right to inspect, during regular business hours, said books of account and other records for purposes of verifying such fees and expenses, provided, however, in no event will such inspection take place on Consultant’s employer’s premises (DFCI).

(c)No Employee Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including without limitation social security, unemployment, medical or pension payments, made available to employees of the Company.

Section 3.  Term and Termination.

(a)Consultation Period.  Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall expire upon termination or expiration of the term of the Consultant’s consulting arrangement with the Company hereunder (the “Consultation Period”), which Consultation Period shall commence on the Effective Date and shall, unless earlier terminated, continue until the later of (i) December 31, 2018, (ii) the final date of the latest term described in any effective Exhibit hereto, or (iii) as otherwise provided by mutual written agreement of both parties.  Notwithstanding the foregoing, the Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant.

(b)Termination by the Company.

(i)The Company may terminate the Consultation Period, with or without cause, upon thirty (30) days’ prior written notice to the Consultant.

(ii)Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon the Consultant’s receipt of written notice, if (A) the Company determines, in its sole discretion, that the Services, or the progress of the Services, are unsatisfactory, (B) the Consultant breaches or threatens to breach any provision of this Agreement or (C) without limiting clause (B), the Consultant becomes an employee, consultant or advisor, or otherwise provides similar professional services, to any for-profit entity that is or may be a competitor of Company.

(iii)The Company shall have the right to terminate the Consultation Period as set forth in this Section 3(b) without prejudice to any right or remedy it may have due to any failure of the Consultant to perform its obligations under this Agreement.

(c)Termination by the Consultant.  The Consultant may terminate the Consultation Period, with or without cause, upon thirty (30) days’ prior written notice to the Company.  The Consultant shall have such right to terminate the Consultation Period as set forth in this Section 3(c) without prejudice to any right or remedy it may have due to any failure of the Company to perform its obligations under this Agreement.

(d)Effects of Termination.  In the event of any termination under this Section 3, the Consultant shall be entitled to payment for Services performed and expenses incurred in accordance with Section 2(b) prior to the effective date of such termination.  Except as otherwise explicitly provided herein, the provisions of this Section 3(d) and Sections 6, 7, 8, 10 and 11 shall survive the termination or expiration of this Agreement for any reason.

Section 4.  Independent Contractor.  The Consultant is not as of the Effective Date, nor shall the Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company.  The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  The Consultant shall be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a consultant.

Section 5.  Certain Representations, Warranties and Covenants of the Consultant.  The Consultant represents, warrants and covenants to the Company that:

(a)All Services will be performed in a professional and workmanlike manner in accordance with the highest standards of performance in the industry, and in accordance with applicable laws and any policies established by the Company that have been provided to Consultant.

(b)No trade secrets or other confidential or proprietary information of any third party shall be disclosed to the Company or used by the Consultant in the performance of the Services hereunder, and, with respect to any information, know-how, knowledge or data disclosed to the Company or used by the Consultant in the performance of the Services, the Consultant has the full and unrestricted right to disclose or use the same.

(c)[Intentionally omitted]

(d)If the Consultant is a faculty member of, or otherwise affiliated with, an academic institution or other not-for-profit research institution (an “Academic Institution”), (i) the Consultant has disclosed such fact to the Company and upon request agrees to provide the Company with all patent, consulting or other applicable policies and procedures of such Academic Institution, and (ii) the Consultant has obtained any and all necessary consents and satisfied any other conditions or requirements imposed by such Academic Institution to enter into this Agreement and perform Services for the Company as contemplated hereunder.

(e)Consultant represents and warrants that to the best of Consultant’s knowledge as of the Effective Date there are no agreements, arrangements or understandings to which the Consultant is a party, or by which the Consultant is bound, with any current or previous employer or any other party forbidding or restricting the Consultant from entering into this Agreement or performing the Services for the Company hereunder, or which would preclude Consultant from fully complying with the provisions hereof, nor shall the Consultant enter into any such third party agreements, provided that absent such conflict the Consultant is free to provide services to any other entity during the term of his Agreement.

(f)The Consultant’s performance of the Services or any other obligations under this Agreement does not and will not conflict with or breach any agreement, arrangement or understanding with any current or previous employer or any other party to which the Consultant is a party or by which the Consultant is bound (including without limitation any non-disclosure or non-competition agreement).

(g)The Consultant has not been debarred and, to the best of the Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting or advisory services to any pharmaceutical or biotechnology company.

Section 6.  Confidentiality.

(a)Obligations of Confidentiality.  The Consultant acknowledges and agrees that the relationship between the Company and the Consultant is one of high trust and confidence, and that, during the course of providing the Services, the Company may disclose to the Consultant certain confidential or proprietary information regarding the Company’s products, technology, business and operations, including without limitation possible product development and marketing plans and strategies, non-public clinical and research and development information, non-public financial information (including projections), trade secrets, inventions, scientific or technical data, copies of non-publicly available agreements or documents (including patent applications), customer and supplier lists, information of third parties that the Company has an obligation to keep confidential and other confidential information as the Company may disclose to the Consultant (collectively, the “Confidential Information”).  For the avoidance of doubt, Works (as defined in Section 7(a)) shall be deemed Confidential Information. The Consultant shall use its best efforts to maintain and protect any and all Confidential Information delivered to it and not to directly or indirectly publish, disseminate or otherwise disclose this Confidential Information to any third party.  The Consultant further agrees to use the Confidential Information solely for the purposes of conducting the Services hereunder and not for the Consultant’s own benefit or for the benefit of any third party.  The Consultant shall not remove any Confidential Information or copies thereof from the Company’s premises, except to the extent necessary to fulfill the Services.  These obligations of confidentiality shall continue for five (5) years after the termination or expiration of this Agreement.

(b)Exceptions.  The Consultant’s obligations as to the Confidential Information shall not apply to any portion of the Confidential Information:

(i)which is already in the Consultant’s possession at the time of disclosure by the Company, other than by previous disclosure by the Company, as demonstrated by prior written records;

(ii)which is or becomes publicly available or a matter of public knowledge generally, through no act or omission by the Consultant;

(iii)which is lawfully received by the Consultant from a third party who is or was not bound in any confidential relationship to the Company at the time of such disclosure to the Consultant;

(iv)which is independently developed by the Consultant without reference to or reliance upon the Confidential Information (and such independent development can be properly demonstrated by the Consultant by documentary evidence); or

(v)which is required to be disclosed by the Consultant to comply with applicable laws or governmental regulations, provided that the Consultant provides prior written notice to the Company, to the extent permitted by law, promptly upon learning of the requirement to make such disclosure, takes diligent, reasonable and lawful actions to avoid and/or minimize the extent of such disclosure and assists the Company in contesting such disclosure.

(c)Return of Confidential Information.  Any Confidential Information, including data and materials, furnished by the Company for use by the Consultant in connection with the Services shall remain the sole property of the Company.  The Consultant shall promptly return all such Confidential Information to the Company upon request by the Company or upon termination or expiration of this Agreement.

(d)Injunctive Relief.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant to be reasonable for such purpose.  The Consultant agrees that any breach of Section 6 or 7 may cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Consultant agrees that the Company, in addition to such other remedies as may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach, and the right to seek specific performance of the provisions of this Agreement.

Section 7.  Ownership of Work Product.

(a)Works.  The Consultant shall promptly and fully disclose in writing to the Company all concepts, discoveries, improvements, inventions, formulae, molecules, organisms, chemical or biological materials, ideas, designs, processes, methods, products, computer programs, databases, trade secrets, know-how, technical or business innovations, writings or other works of authorship and patents or patent rights created, reduced to practice or conceived by the Consultant during the term of this Agreement and for six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by the Consultant or jointly with others) which are a direct result of performing the Services or any Confidential Information of the Company (collectively, “Works”).  The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Works.  Such written records shall be available to and remain the sole and exclusive property of the Company at all times.

(b)Ownership of Works.  The Works shall be and remain the sole and exclusive property of the Company or its nominees, whether or not patented or copyrighted and without regard to any termination of this Agreement. The Consultant hereby assigns to the Company all right, title and interest in and to all Works and any and all related patent rights, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications, in the United States and throughout the world.  Consultant agrees that if Company is unable because of Consultant’s unavailability (after Company’s reasonable attempt to contact) or mental or physical incapacity to secure Consultant’s signature to apply for or to pursue any application or registration for any intellectual property rights covering any Works, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all right, title and interest in and to all Works to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Works.

(c)Work at Third Party Facilities.  The Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services hereunder, nor willfully take any other action, that would result in a third party owning or having rights to any Works, unless agreed upon in writing in advance by the Company.  The Company and the Consultant acknowledge and agree that the Consultant’s use of a third party’s telephones, fax machines or computers for communication purposes does not constitute an unauthorized use of such third party’s facilities under this Section 7(c).

(d)Agreement with Academic Institution.  This Agreement is made with the understanding that the Consultant, if affiliated with an Academic Institution, may have signed an agreement concerning inventions with such Academic Institution under which the Consultant may be obligated to assign to such Academic Institution certain inventions which arise out of or otherwise relate to the Consultant’s work at or for such Academic Institution or from the Consultant’s use of certain of its facilities or intellectual property.  In performing the Services hereunder, the Consultant agrees that it is Consultant’s intention to provide the Services strictly in a manner such they do not utilize Academic Institution facilities or intellectual property if the result of such use is that any Works would not be assignable solely to the Company as set forth in this Section 7.

Section 8.  [Intentionally omitted]

Section 9.  Use of Name.  The Consultant consents to the use by the Company, in neutral circumstances that do not imply endorsement or advocacy, of the Consultant’s name and likeness on the Company’s website, in written materials and in oral presentations to current or prospective customers, partners, investors or others, provided that such use accurately describes the nature of the Consultant’s relationship with or contribution to the Company.

Section 10.  Notice.  Any notice required or desired to be given shall be governed solely by this paragraph.  Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant:	If to the Company:
Merrimack Pharmaceuticals, Inc.
One Kendall Square, Suite B7201
Cambridge, MA 02139
Attn: Legal Department

From time to time, either party may, by written notice to the other in accordance with this Section 10, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 10.

Section 11.  Miscellaneous.  This Agreement, together with all exhibits hereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.  The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof.  This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company.  In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services is personal to the Consultant and may not be assigned or delegated by the Consultant to any other person or entity.  This Agreement may be executed in counterparts and by facsimile, including via e-mail delivery of a portable document format (*.pdf) data file or similar electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates set forth below.

CONSULTANT	COMPANY
George D. Demetri, M.D.	Merrimack Pharmaceuticals, Inc.

/s/ George D. Demetri, M.D.	/s/ Daryl C. Drummond
Signature	Signature

George D. Demetri, M.D.	Daryl C. Drummond, Ph. D.
Printed Name	Printed Name

Head of Research
Title

Date: 31 JAN 2018	Date: 2/6/2018

Exhibit A

Scientific Advisory Board - 2018

Description of Services

•	Serve as a member of the Company’s SAB during calendar year 2018.
•	Attend meetings of the SAB.
•	Approximately three (3) full day meetings per year
•	Meet with the Company from time to time to discuss:
•	the goals and objectives of the Company; and
•	the Company’s research programs and clinical trials
•	Provide recommendations and advice to the Company regarding the above.
•	Make recommendations to the Company about new opportunities that may be of interest to the Company.

Term

•	Effective Date – December 31, 2018

Compensation

•	Two thousand two hundred and fifty U.S. dollars ($2,250) per calendar quarter, payable in arrears

CONSULTANT	COMPANY
George D. Demetri, M.D.	Merrimack Pharmaceuticals, Inc.

/s/ George D. Demetri, M.D.	/s/ Daryl C. Drummond
Signature	Signature

George D. Demetri, M.D.	Daryl C. Drummond, Ph. D.
Printed Name	Printed Name

Head of Research
Title

Date: 31 JAN 2018	Date: 2/6/2018

Exhibit B

DANA-FARBER CANCER INSTITUTE

STANDARD CONSULTING AGREEMENT PROVISIONS

1.

It is the policy of Dana-Farber Cancer Institute Inc. (“DFCI”) that these Standard Consulting Agreement Provisions (“Standard Provisions”) must be attached to any written agreement (“Agreement”) to provide Consulting Services between an employee, student, or member of the professional staff (“Consultant”) of DFCI and any organization (“Company”) and must be signed by both parties to the Agreement.

2.

Nothing in the Agreement shall limit or be construed to limit the right of Consultant to use or publish information which: (a) is or becomes available to the public through no breach of the Agreement by Consultant; (b) was known to Consultant before the Consulting Services were performed; (c) is acquired by Consultant from a third party that has the legal right to disclose the information to the Consultant; (d) was independently developed by the Consultant without reference to or reliance on the Confidential Information; or (e) Consultant is required to disclose by law, government regulation, court order, the DFCI Conflict of Interest and Conflict of Commitment Policy or the Faculty of Medicine of Harvard University Faculty Policies on Integrity in Science.  In the event of any required disclosure under part (e) of the foregoing sentence, Consultant shall: (i) promptly inform the party requiring such disclosure of the existence of the Agreement; (ii) immediately notify Company of the disclosure requirement; and (iii) afford Company reasonable opportunity to oppose, limit or secure confidential treatment for the required disclosure. In addition, information generated by Consultant pursuant to the Agreement shall be proprietary to the Company only if: (a) such information is generated as a direct result of the performance of Consulting Services under the Agreement; and (b) is not generated in the course of the Consultant’s activities as a DFCI employee.  Consultant agrees not to publish, disseminate or otherwise disclose any proprietary information of the Company, obtained in the course of providing Consulting Services to Company, to any third party for a period of five (5) years after the termination or expiration of the Agreement.

3.

Consulting Services shall not involve any use of the funds, personnel, facilities, materials, or other resources of DFCI, provided that Consultant may use the library and the Consultant's office.  Mere use of standard office equipment shall not constitute use of DFCI resources.

4.

Neither the name of the Consultant nor that of DFCI, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used.

5.

Consultant's rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company funded Consulting Services made solely or jointly with Company employees or agents (“Consulting Inventions”) may be assigned to the Company, so long as the provisions in Paragraph 6 below are not applicable.  Consultant shall disclose to DFCI's Belfer Office for Dana-Farber Innovations, in confidence, all Consulting Inventions which are related to Consultant's research, clinical, or educational activities at DFCI in order to provide DFCI an opportunity to assess, together with Company, whether the invention is subject to the provisions of Paragraph 6 below.

6.

Notwithstanding Paragraph 5 above, Company agrees and understands that Consultant has a pre-existing obligation to assign to his or her employer, DFCI, all of Consultant’s rights in intellectual property which arise or are derived from Consultant’s employment at DFCI or which utilize the funds, including funding from any outside source awarded to or administered by DFCI, personnel, facilities, materials, or other resources of DFCI including resources provided in-kind by outside-sources.  Company has no rights by reason of the Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable that is subject to Consultant’s obligations to DFCI.  Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created hereunder in gaining access, whether by license or otherwise, to any proprietary information or intellectual property of DFCI.  Other than the inventions assigned to Company pursuant to Paragraph 5 above, Company shall have no rights or interests in any other inventions, discoveries or developments owned by or assignable to DFCI.

7.

Nothing in the Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant's employment at DFCI, including but not limited to research sponsored by a third party commercial entity nor shall anything in the Agreement be construed to restrict or limit Consultant's right to serve as a Consultant to any hospital, or to any governmental or not-for-profit organization.

8.

The Company shall indemnify, defend and hold harmless Consultant, Consultant's successors, heirs and assigns and DFCI and its trustees, employees and staff and their respective successors, heirs and assigns, (collectively "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising from the good faith performance of the Consulting Services by Consultant.

9.

Each party to the Agreement acknowledges (i) that the Consultant is entering into the Agreement, and providing services to the Company, in the Consultant’s individual capacity and not as an employee or agent of DFCI, (ii) DFCI is not a party to the Agreement and has no liability or obligation hereunder, and (iii) DFCI is intended as a third party beneficiary of the Agreement and certain provisions to the Agreement are for the benefit of DFCI and are enforceable by DFCI in its own name.

10.

Consultant shall control the final content of any presentations and any materials presented by or attributed to Consultant (“Presentation Materials”).  Consultant agrees that in performance of the Services under the Agreement any of Consultant’s Presentation Materials will be objective, balanced and scientifically rigorous.  Any Presentation Materials created by Consultant as a direct result of performance of Services cannot be edited by Company in any way to alter the scientific reliability and relevance.  Consultant shall be provided the opportunity to review and approve the Presentation Materials prior to any re-use, broadcast, display or publishing of the Presentation Materials for internal communications or dissemination to third parties. Nothing herein is intended to, nor shall be construed to constitute, the giving or granting of permission or license to use the Presentation Materials for: (a) any activity which constitutes sales or marketing of any particular product, service, device, technology or process; or (b) any activity directed at the general public or which can reasonably be described as medical advice or care.

11.

Company shall provide Consultant with any video or recordings of his/her image or voice (“Consulting Recordings”) made in connection with the Services and obtain his/her consent prior to any re-use, broadcast, display or publishing of the Consulting Recordings for internal communications or dissemination to third parties.  Nothing herein is intended to, nor shall be construed to constitute, the giving or granting of permission or license to use the Consulting Recordings for: (a) any activity which constitutes sales or marketing of any particular product, service, device, technology or process; or (b) any activity directed at the general public or which can reasonably be described as medical advice or care.

12.

By signing these Standard Provisions, the parties to the Agreement agree to abide by these Standard Provisions, and further agree that if any provision in the Agreement is inconsistent with these Standard Provisions, these Standard Provisions shall govern and prevail.

13.	The Standard Provisions shall be and hereby are in force and effect for the entire term of any Agreement between Consultant and Company.

AGREED AND ACCEPTED:

/s/ Daryl C. Drummond	2/6/2018
Authorized Representative of	Date
Merrimack Pharmaceuticals, Inc. (Company)

Name:	Daryl C. Drummond, Ph. D.
Please print
Title:	Head of Research

/s/ George D. Demetri, M.D.	31 JAN 2018
George D. Demetri, M.D. (Consultant)	Date